Exhibit 10.1

RELEASE OF CLAIMS

This RELEASE OF CLAIMS (“Release”) is made and entered into by and between Michael D. Gantt (“I” or “me”) and Fiserv, Inc. (“Company”).

1.	Termination of Employment.

I agree that, effective on July 27, 2007, I have voluntarily resigned my employment with the Company.

2.	Payment.

In consideration of the promises exchanged in this Release, the Company agrees to provide to me a one-time bonus in the amount of $150,000, from which the Company will withhold employment and income taxes. This amount will be paid to me within twenty-one (21) days of the date on which I sign and return this Release to the Company, using the contact information in Section 8A. I agree that this one-time bonus is offered to me only because I have signed this Release and have waived certain rights, as stated in this Release. By signing this Release, I understand that I waive all rights to further payments of any compensation or benefits.

3.	Release of Claims.

In exchange for the Company’s promises contained in this Release, I agree to irrevocably and unconditionally release the Claims, as stated in Section 4, which I may now have against the Company or any other Released Parties. The “Released Parties” are the Company, all related companies, partnerships, joint ventures and, with respect to each of them, their predecessors, successors, past and present employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and administrators and insurers of such programs), and any other persons acting by, through, under or in connection with any of the persons or entities listed in this Section.

4.	Claims Released.

A.	I understand and agree that I am releasing all known and unknown claims, promises, causes of action, or similar rights of any type that I may have (the “Claims”) against any Released Party, except for those detailed in Section 5 below. I further understand that the Claims I am releasing may arise under many different laws (including statutes, regulations, other administrative guidance, and common law doctrines), including, but by no means limited to:

(i)	Anti-discrimination statutes, such as the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, and Executive Order 11141, which prohibit age discrimination in employment; Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, and Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; and any other federal, state, or local laws prohibiting employment or wage discrimination;

(ii)

Employment statutes, such as the WARN Act, which requires that advance notice be given of certain work force reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938 and state laws which regulate wage and hour matters;

the Family and Medical Leave Act of 1993 and any state family or medical leave laws, which require employers to provide leaves of absence under certain circumstances; the Sarbanes Oxley Act, and any other federal, state or local laws relating to employment, such as veterans’ reemployment rights laws;

(iii)	Other laws, such as any federal, state, or local laws providing workers’ compensation benefits, restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith;

(iv)	Tort and Contract Claims, such as claims for wrongful discharge, physical or personal injury, emotional distress, fraud, fraud in the inducement, negligent misrepresentation, defamation, invasion of privacy, interference with contract or with prospective economic advantage, breach of express or implied contract, breach of covenants of good faith and fair dealing, and similar or related claims; and

(v)	Claims related to or under the Company’s arbitration policy.

B.	Examples of Released Claims include, but are not limited to:

(i)	Claims that in any way relate to my employment with the Company or any other Released Party, or the termination of that employment, such as Claims for compensation, bonuses, commissions, lost wages, or unused accrued vacation or sick pay;

(ii)	Claims that in any way relate to the design or administration of any employee benefit program;

(iii)	Claims that I have irrevocable or vested rights to severance or similar benefits or to post-employment health or group insurance benefits; or

(iv)	any Claims to attorneys’ fees or other indemnities.

C.	I understand that I am releasing Claims that I may not know about. That is my knowing and voluntary intent, even though I recognize that someday I might learn that some or all of the facts I currently believe to be true are untrue and even though I might then regret having signed this Release. Nevertheless, I am assuming that risk and I agree that this Release shall remain effective in all respects in any such case. I expressly waive all rights I might have under any law that is intended to protect me from waiving unknown claims. I understand the significance of doing so.

5.	Claims Not Released.

A.	In signing this Release, I have not agreed to release my claim for the following:

(i)	The right to enforce this Release;

(ii)	The right to a claim for benefits pursuant to any State’s Workers Compensation Act;

(iii)	The right to seek unemployment compensation benefits, although I understand that nothing contained in this Release precludes the Company from asserting its right to contest such benefits;

(iv)	The right to challenge the knowing and voluntary nature of this Release under the ADEA or the OWBPA; or

(v)	Any rights or claims which accrue after I sign this Release.

B.	In signing this Release, I agree that the Company has not waived its right to enforce any obligations of any written agreement, signed by me, including, but not limited to:

(i)	The right to enforce this Release;

(ii)	The right to enforce these written agreements entered into by me:

•	Fiserv, Inc. Employee Restricted Stock Agreement, dated February 21, 2006,

•	Fiserv, Inc. Employee Non-Qualified Stock Option Agreement, dated February 23, 2004,

•	Fiserv, Inc. Employee Non-Qualified Stock Option Agreement, dated February 16, 2005,

•	Fiserv, Inc. Employee Non-Qualified Stock Option Agreement, dated February 21, 2006.

6.	Terms of the Release.

I hereby agree that:

A.	I have read this Release. I understand it and I agree to its terms and conditions freely and voluntarily.

B.	In evaluating this Release, I have made my own assessment of the facts and circumstances. I have not relied on any statements or representations made by the Company, other than those contained in this Release.

C.	I have been advised of my right to seek legal counsel of my own choosing and have done so, or have had adequate opportunity to do so.

D.	I understand that I have twenty-one (21) days from the date on which the Company presented this Release to me to consider it.

E.	I understand that I may revoke my signature on and agreement to the terms of this Release within seven (7) days after the date that I sign it and give it to the Company by sending written notice to the Company, stating my intention to revoke. I understand that if I do exercise this right and revoke this release, I will not be entitled to receive the severance benefit, as stated in Section 2, above, and that neither the Company nor I will be bound by any of the obligations stated in this Release. I also understand that this Release has no effect until the time for my right to revoke it has expired.

7.	No Wrongdoing.

By entering into this release, the Company has not admitted that it has acted wrongfully with respect to my employment or that it has violated any laws, regulations or orders governing my employment, or breached any contract or other obligations concerning my employment.

8.	Additional Covenants.

A.	I will use the following “Contact Information” when I communicate about this Release to the Company: Charles W. Sprague, Fiserv, Inc., 255 Fiserv Drive, Brookfield, Wisconsin 53045.

B.	I will not seek future employment with the Company or any of its affiliates. I understand that if, at any time, I submit an application for employment with the Company or any of its affiliates, my application for employment may be disregarded without consideration and without further notice to me.

C.	The circumstances leading to and the contents and terms of this Agreement are confidential. I agree and promise that I will not disclose the contents of this Agreement or the fact that I have entered into any severance agreement with anyone other than my spouse, legal advisors, tax advisors, all of whom will be advised of the requirement of confidentiality, or as otherwise required by law.

D.	I agree that I will return to the Company all of the Company’s property in my possession, including, but not limited to, all documents and copies of documents, computer hardware and software, and telecommunications equipment.

E.	I agree, on a permanent basis following the termination of my employment, not to speak in a disparaging fashion about the Company, members of its management, or its products, business strategies, services, or other related matters. The Company agrees that members of its management will not speak in a disparaging fashion about me. In response to a request made by a potential employer, the Company agrees that it will provide only my dates of employment and job title. It is understood that either party to this Agreement may give truthful testimony if legally required to do so.

F.	I will not participate in, counsel, assist, or cooperate with any investigation or litigation against the Company involving any alleged discrimination against me or against any other person or persons, except that I may give truthful testimony if legally required to do so. Neither Company’s signing of this Agreement nor any actions taken by Company in compliance with the terms of this Agreement constitute an admission by Company that it has unlawfully discriminated against or wrongfully discharged me or that it has violated any federal, state or local law, Executive Order or regulation or breached any actual or implied contract of employment.

G.	Any provision of this Release that is deemed invalid, illegal or unenforceable shall be modified to the extent necessary to make it enforceable and shall not affect the enforceability or validity of the remaining portions of this Release.

H.	The terms of this Release will be governed by the laws of the State of Wisconsin. Any legal action brought to enforce this Release shall be brought in a court of competent jurisdiction in the State of Wisconsin.

I.	This Release represents the entire agreement as to the subject matter contained in this Release between the Company and me. I understand and agree that this Release cannot be changed unless the change is in writing and is signed by me and by an authorized representative of the Company.

Employee: Michael D. Gantt	Company: Fiserv, Inc.

/s/ Michael D. Gantt	/s/ Norman J. Balthasar
Signature	Signature

Michael D. Gantt	Norman J. Balthasar
Printed Name	Printed Name

July 28, 2007	August 2, 2007
Date	Date